Exhibit 10.b.ii
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2005 LONG TERM STOCK INCENTIVE PLAN
     For purposes of this Program, an “Eligible Director” is any Director of Masco Corporation (the “Company”) who is not an employee of the Company and who receives a fee for services as a Director.
Section 1. Restricted Stock Award
     (a) Each Eligible Director who is first elected or appointed to the Board after December 4, 2007 shall receive, as of the date of such election or appointment, an award of Restricted Stock equal to one-half of the annual retainer paid to Eligible Directors in the year immediately prior to the award multiplied by five; provided, that the amount of Restricted Stock awarded to any Eligible Director who begins serving as a Director other than at the beginning of a calendar year shall be prorated to reflect the partial service of the initial year of the Director’s term, such proration to be effected in the initial vesting. Awards of Restricted Stock hereunder shall vest in twenty percent annual installments (disregarding fractional shares) on January 1 of each of the five consecutive years following the year in which the award is made, and the price of the Shares used in determining the number of Shares of Restricted Stock which shall be issued to such Eligible Director shall be the fair market value of the Shares as determined by the Board of Directors on the date on which such Eligible Director is elected or appointed.
     (b) Upon the full vesting of any initial award of Restricted Stock hereunder, each Eligible Director shall receive an annual award of Restricted Stock valued at one-half of the annual retainer. The number of Shares subject to such award shall be determined generally in accordance with the provisions of Section 1(a); provided, however, that the Board shall have sole discretion to adjust the amount of retainer then to be paid in the form of Shares and the terms of any such award of Shares. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director’s annual retainer during the period when such Director has an outstanding award of Restricted Stock shall be implemented by increasing or decreasing the cash portion of such Director’s retainer.
     (c) Each Eligible Director shall be entitled to vote and receive dividends on the unvested portion of his or her Restricted Stock, but will not be able to obtain a stock certificate or sell, encumber or otherwise transfer such Restricted Stock except in accordance with the terms of the 2005 Long Term Stock Incentive Plan, as amended from time to time (the “2005 Plan”). If an Eligible Director’s term of service as a Director is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, all shares of Restricted Stock theretofore awarded to the Eligible Director which are still subject to restrictions shall upon such termination be forfeited and transferred back to the Company; provided, however, that a pro rata portion of the Restricted Stock which would have vested on January 1 of the year following the year of the Eligible Director’s termination shall vest on the date of termination, based upon the portion of the year during which the Eligible Director served as a Director of the Company.
     (d) Notwithstanding the foregoing or clause (f) below, if an Eligible Director continues to hold an award of Restricted Stock following termination of service as a Director (including retirement), the Shares of Restricted Stock which remain subject to restrictions shall nonetheless be forfeited and transferred back to the Company if the Board at any time thereafter determines that the former Director has engaged in any activity detrimental to the interests of the Company.
     (e) If an Eligible Director’s term is terminated by reason of death or permanent and total disability or if following retirement as a Director a former Director continues to have rights under an Award of Restricted Stock and thereafter dies, the restrictions contained in the Award shall lapse with respect to such Restricted Stock.
     (f) If an Eligible Director’s term is terminated by reason of retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, the restrictions contained in the Award of Restricted Stock shall continue to lapse in the same manner as though the term had not terminated.
     (g) The provisions of Section 6(d)(v) of the 2005 Plan (acceleration) shall not apply to awards of Restricted Stock to Eligible Directors.

Section 2. Stock Option Grant
     (a) On the date of each of the Company’s annual stockholders meetings, each person who is or becomes an Eligible Director on that date and whose service on the Board will continue after such date shall be granted a Stock Option to purchase 8,000 Shares.
     (b) Stock Options granted under this program shall be non-qualified stock options and shall have the following terms and conditions.
     1. Term of Option. The term of the Stock Option shall be ten years from the date of grant, subject to earlier termination in the event of termination of service as an Eligible Director. If an Eligible Director’s term of service as a Director is terminated for any reason other than death, the Director may thereafter exercise the Stock Option as provided below, except that the Board may terminate the unexercised portion of the Stock Option concurrently with or at any time following termination if it shall determine that the former Director has engaged in any activity detrimental to the interests of the Company. If an Eligible Director’s term is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, at a time when such Director is entitled to exercise an outstanding Stock Option, then such Stock Option may be exercised as to all or any of the Shares which the Eligible Director was entitled to purchase at the date of termination until the earlier of (i) the expiration of the original term, or (ii) one year after death. That portion of the Stock Option not exercisable at the time of such termination shall be forfeited and transferred back to the Company on the date of such termination. If an Eligible Director’s term is terminated by reason of permanent and total disability, any portion of a Stock Option that is not then exercisable shall become fully exercisable and shall remain exercisable until the earlier of the expiration of the original option term or one year after death. If an Eligible Director retires from service as a Director on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, such Stock Option shall continue to become exercisable and shall remain exercisable in accordance with its terms and the provisions of the 2005 Plan. If an Eligible Director dies, all unexercisable installments of the Stock Option shall thereupon become exercisable and at any time or times within one year after death such Stock Option may be exercised as to all or any unexercised portion of the Stock Option. Except as so exercised, such Stock Option shall expire at the end of such period. Except as provided above, a Stock Option may be exercised only if and to the extent such Stock Option was exercisable at the date of termination of service as an Eligible Director, and a Stock Option may not be exercised at a time when the Stock Option would not have been exercisable had the service as an Eligible Director continued.
     2. Exercisability. Subject to clause 1 above, each Stock Option shall vest and become exercisable with respect to twenty percent of the underlying Shares on each of the first five anniversaries of the date of grant, provided that the optionee is an Eligible Director on such date.
Section 3. Non-Compete Provision
     Each award of Restricted Stock and Stock Option granted hereunder shall contain a provision whereby the award holder shall agree, in consideration for the award and regardless of whether restrictions on shares of Restricted Stock have lapsed or whether the Stock Option becomes exercisable or is exercised, as the case may be, as follows:
     (a) While the holder is a Director of the Company and for a period of one year following the termination of such holder’s term as a Director of the Company, other than a termination following a Change in Control, not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any “Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of the Company or any subsidiary at any time the award is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity”

shall mean being associated with an entity as a director, employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of the holder’s duties or responsibilities with such other entity, or (2) an investment by the award holder in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
     (b) Should the award holder either breach or challenge in judicial or arbitration proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting an award each award holder shall agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from an award of Restricted Stock and/or the exercise of a Stock Option, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares or exercises occurring, as the case may be, on or after the termination of the award holder’s term as a Director of the Company or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to the award holder by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by the award holder hereunder.
Section 4. Termination, Modification or Suspension
     The Board of Directors may terminate, modify or suspend this Program at any time as it may deem advisable.

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